                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                 US Unwired Inc.
 ------------------------------------------------------------------------------
                                (Name of issuer)

                                  Common Stock
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    90338R104
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [_] Rule 13d-1(b)

                                [_] Rule 13d-1(c)

                                [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

CUSIP NO. 90338R104                                            PAGE 2 OF 5 PAGES



--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Sandy Britnell, Trustee of the William L. Henning, Jr. Grantor Retained Annuity Trust I, the John A. Henning Grantor Retained Annuity Trust I, and the Thomas G. Henning Grantor Retained Annuity Trust I
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)[_]
                                                             (b)[_]

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        USA

--------------------------------------------------------------------------------
                   5      SOLE VOTING POWER

      NUMBER OF                 17,932,301
                 ---------------------------------------------------------------
        SHARES     6      SHARED VOTING POWER
    BENEFICIALLY
       OWNED BY                 0
                 ---------------------------------------------------------------
         EACH      7      SOLE DISPOSITIVE POWER
      REPORTING
     PERSON WITH                17,932,301
                 ---------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                17,932,301
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        [_]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                13.9%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON

        OO

--------------------------------------------------------------------------------

                                       13G

CUSIP NO. 90338R104                                            PAGE 3 OF 5 PAGES

ITEM 1.

(a) Name of Issuer:

US Unwired Inc.

(b) Address of Issuer's Principal Executive Offices:

901 Lakeshore Drive, Lake Charles, Louisiana 70601

ITEM 2.

(a) Name of Person Filing:

Sandy Britnell, Trustee of the William L. Henning, Jr. Grantor Retained Annuity Trust I, the John A. Henning Grantor Retained Annuity Trust I, and the Thomas G. Henning Grantor Retained Annuity Trust I

(b) Address of Principal Business Office or, if none, Residence:

101 E. Thomas Street, Sulphur, Louisiana 70663

(c) Citizenship:

USA

(d) Title of Class of Securities:

Common Stock

(e) CUSIP Number:

90338R104

ITEM 3. If this statement is filed pursuant to (S) 240.13d-1(b), or (S) 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

(a) [_] Broker or dealer registered under Section 15 of the Act.

                                       13G

CUSIP NO. 90338R104                                            PAGE 4 OF 5 PAGES

(b) [_] Bank as defined in Section 3(a)(6) of the Act.

(c) [_] Insurance company as defined in Section 3(a)(l9) of the Act.

(d) [_] Investment company registered under section 8 of the Investment Company Act of 1940.

(e) [_] An investment adviser in accordance with (S)240.13(d)-1(b)(1)(ii)(E).

(f) [_] An employee benefit plan or endowment fund in accordance with (S) 240.13d-1(b)(1)(ii)(F).

(g) [_] A parent holding company or control person in accordance with (S) 240.13d-1(b)(1)(ii)(G).

(h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(l4) of the Investment Company Act of 1940.

(j) [_] Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

ITEM 4.  Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount Beneficially Owned: 17,932,301

(b) Percent of Class: 13.9%

(c) Number of shares as to which the person has:

         (i)   sole power to vote or to direct the vote 17,932,301

         (ii)  shared power to vote or to direct the vote  0

         (iii) sole power to dispose or to direct the disposition of 17,932,301

         (iv)  shared power to dispose or to direct the disposition of  0

ITEM 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the

                                       13G

CUSIP NO. 90338R104                                            PAGE 5 OF 5 PAGES

following [_].

ITEM 6. Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

ITEM 8. Identification and Classification of Members of the Group

Not Applicable

ITEM 9. Notice of Dissolution of Group

Not applicable.

ITEM 10. Certification

None.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 13, 2003
                                          ------------------------------------
                                                        Date

                                           /s/ Sandy Britnell
                                          ------------------------------------
                                                      Signature

                                                   Sandy Britnell
                                          Trustee of the William L. Henning, Jr.
                                          Grantor Retained Annuity Trust I, the
                                          John A. Henning Grantor Retained
                                          Annuity Trust I, and the Thomas G.
                                          Henning Grantor Retained Annuity Trust
                                          I

                                          ____________________________________
                                                       Name/Title